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[LOGO]


                                                             October 30, 2000



Ronald Rudowsky
c/o Focal, Inc.
4 Maguire Road
Lexington, MA 02173


Dear Ron:


        We are pleased to provide to you the following separation package in the event that the Company terminates your employment for any reason other than Cause (as defined below):

        1. You will be notified in writing that your employment is being terminated. An effective date of termination will be identified in such writing (the "Effective Date").

        2. You will receive a continuation of your salary and benefits for a period of twelve months from the Effective Date of your termination, commensurate with your current annual salary and benefits in effect on the Effective Date.

        3. The exercise period for each of your currently outstanding stock option awards is hereby modified such that (a) the shares of the Company's common stock underlying the options will continue to vest and become exercisable for a period of twelve (12) months (the "Twelve Month Period") after the Effective Date and (b) all vested options shall continue to be exercisable for a period of ninety (90) days after the end of the Twelve Month Period.

        4. You will be provided with Executive Outplacement Services at a cost to the Company not to exceed $15,000.

        5. On the Effective Date you will be entitled to receive an amount in cash equal to all earned, unused vacation time accrued through the Effective Date, in accordance with Company policy.

        6. From the Effective Date, you will have the option of continuing your medical and dental coverage through COBRA for up to eighteen
           (18) months. For the first twelve (12) months after the Effective Date, if you (and your eligible dependents) are uninsured, Focal will pay the entire premium cost. Beginning with the thirteenth (13) month after the Effective Date, you will be responsible for the entire premium.

        7. To receive this separation package, you will be required to sign a document that releases Focal from any liability with regard to your employment, which


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Ronald Rudowsky
October 30, 2000
Page 2





           release will be in substantially a form which is reasonably acceptable to the Company's legal counsel.

        8. As used herein, "Cause" shall mean (a) a good faith finding by the Company that (i) you have failed to perform your reasonably assigned duties for the Company, or (ii) you have engaged in dishonesty, gross negligence or misconduct, or (b) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.

        This letter supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this letter, including without limitation that certain Memorandum sent to you by the Company and dated October 27, 1999. Please sign below to acknowledge your agreement with the foregoing.


                                        Sincerely,


                                        FOCAL, INC.


                                        By: /s/    Robert J. DePasqua
                                           ----------------------------
                                           Robert J. DePasqua
                                           President and Chief Executive Officer



Agreed and acknowledged
as of the date first written above.

/s/  Ronald Rudowsky
----------------------
Ronald Rudowsky